UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2009

Sparta Commercial Services, Inc.
(Exact name of Registrant as specified in its charter)

Nevada		30-0298178
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

462 Seventh Avenue, 20th Floor
New York, NY 10018
(Address of principal executive offices)

Registrant’s telephone number: (212) 239-2666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the Registrant under and of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-12(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On July 29, 2009, Registrant entered into a Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Optimus Capital Partners, LLC, d/b/a Optimus Special Situations Capital Partners, LLC an unaffiliated investment fund (the “Fund”), which provides that, upon the terms and subject to the conditions set forth therein, the Fund is committed to purchase up to $5,000,000 of our Series B Preferred Stock.  Under the terms of the Purchase Agreement, from time to time until July 28, 2010 and at our sole discretion, we may present the Fund with a notice to purchase such Series B Preferred Stock (the “Notice”).  The Fund is obligated to purchase such Series B Preferred Stock on the tenth trading day after the Notice date, subject to satisfaction of certain closing conditions.  The Fund will not be obligated to purchase the Series B Preferred Stock (i) in the event the closing price of our common stock during the nine trading days following delivery of a Notice falls below 75% of the closing price on the trading day prior to the date such Notice is delivered to the Fund, or (ii) to the extent such purchase would result in the Fund and its affiliates beneficially owning more than 9.99% of our common stock.

On the date of delivery of each Notice under the Purchase Agreement, we will also issue to the Fund five-year warrants to purchase our common stock at an exercise price equal to the closing price of our common stock on the trading day prior to the delivery date of the Notice.  The number of shares issuable upon exercise of the warrant will be equal in value to 135% of the purchase price of the Series B Preferred Stock to be issued in respect of the related Notice.  Each warrant will be exercisable on the earlier of (i) the date on which a registration statement registering for resale the shares of common stock issuable upon exercise of such warrant becomes effective and (ii) the date that is six months after the issuance date of such warrant.

The Series B Preferred Stock is redeemable at Registrant’s option on or after the fifth anniversary of the date of its issuance.  The Series B Preferred Stock also has a liquidation preference per share equal to the original price per share thereof plus all accrued dividends thereon, and is subject to repurchase by us at the Fund’s election under certain circumstances, or  following the consummation of certain fundamental transactions by us, at the option of a majority of the holders of the Series B Preferred Stock.

Holders of Series B Preferred Stock will be entitled to receive dividends, which will accrue in shares of Series B Preferred Stock on an annual basis at a rate equal to 10% per annum from the issuance date.  Accrued dividends will be payable upon redemption of the Series B Preferred Stock.  The Series B Preferred Stock ranks, with respect to dividend rights and rights upon liquidation: senior to our common stock; and on parity with our Series A Convertible Preferred Stock.

In a concurrent transaction the Fund will borrow up to 33,990,000 shares of the Registrant’s common stock from certain of the Registrant’s non-affiliated stockholders.

 The Series B Preferred Stock and warrants will not be, and the shares common stock issuable upon exercise of the warrants  have not been, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

A copy of the press release issued by Sparta Commercial Services, Inc. on July 30, 2009 concerning the transaction is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02.  Sales of Unregistered Securities

On July 28 and 29, 2009 Registrant, at its option, converted $3,544,358.74 aggregate principal amount of its outstanding 6%, 6.5%, 9% and 10% convertible promissory notes and accrued interest thereon held by its existing stockholders into an aggregate of 110,171,436 shares of Registrant’s common stock.  No commissions were paid in connection with such conversions.  Registrant relied on an exemption for registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.  As a result of such conversions, Registrant’s shareholder equity increased by $3,866,634.19

Item 9.01.   Financial Statements and Exhibits.

(a)      Financial Statements of Businesses Acquired - None

(b)      Pro Forma Financial Information - None

(c)      Shell Company Transactions - None

(d)      Exhibits:

Exhibit No.	Description
10.1	Preferred Stock Purchase Agreement, dated as of July 29, 2009, by and among Sparta Commercial Services, Inc. and Optimus Capital Partners, LLC dba Optimus Special Situations Capital Partners, LLC

99.1	Press Release dated July 30 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 30, 2009

SPARTA COMMERCIAL SERVICES, INC.

By:	/s/ A.L. Havens
Name: Anthony L. Havens
Title: Chief Executive Officer